Exhibit 4.17

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made by and between Westinghouse Electric Corporation, a Delaware corporation, having a principal place of business at 51 West 52nd Street, New York, NY 10019 (hereinafter referred to as "Westinghouse"), and CBD Energy Limited (ACN 010 966 973), a Australian company, having a principal place of business at 53 Cross Street Double Bay, Suite 2 — Level 2, Sydney NSW Australia 2028 (hereinafter referred to as "Licensee").

WHEREAS, Westinghouse is the owner of certain valuable and famous trademarks;

WHEREAS, Licensee is in the business of engineering, integrating, and selling photovoltaic solar systems and related components and system management and maintenance services and software through its subsidiaries to third-party distributors and direct to end-users/system owners; and

WHEREAS, Licensee desires to become licensed under certain Westinghouse trademarks and Westinghouse is willing to grant such license under the following terms and conditions.

NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the parties hereto agree as follows.

1.0 - DEFINITIONS

In this Agreement the following expressions have the following meanings:

1.1           Brand Guidelines – The Westinghouse Brand Guidelines are attached hereto as Appendix A.

1.2           Domain Name – An Internet address to identify the location of particular Web pages, which can consist of Top Level Domains (such as .com, .net) or country code Top Level Domain Names (such as .uk).

1.3           GAAP – Generally accepted accounting principles.

1.4           Manufacturing Territory – China, Taiwan, Thailand, Australia, United States, Singapore, Poland, Germany and United Kingdom

1.5           Marks - The trademarks as shown in Appendix B attached hereto, and/or any revisions to the form and/or use of those trademarks which occur pursuant to Section 5.3.

1.6           NIP - “Net Invoice Price” - The aggregate of the invoiced amounts for Products less (a) returned goods, refunds, credits and allowances actually made or allowed to a customer with respect to those Products, (b) freight or handling charges charged to customers or incurred on returned goods, and (c) sales and excise taxes actually paid . For avoidance of doubt, small-scale renewable energy certificates (“SRECs”) assigned to CBD by Australian retail customers in lieu of cash payment and similar scrip used in other jurisdictions shall be included in NIP at the same value as recorded by CBD to recognize revenue in accordance with applicable GAAP.

1.7           Products – The products and services listed in Appendix C attached hereto, and that bear the Marks or are sold pursuant to purchase agreements utilizing or referring to the Marks. In the event of any good faith dispute between the parties to this Agreement regarding the definition of Products, the final decision regarding such definition shall rest in Westinghouse’s sole and absolute discretion.

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1.8           Term – Unless earlier terminated as provided in this Agreement, the Base Term and any Extension Term, as such terms are defined in Sections 9.1 and 9.2.

1.9           Sales Territory – Worldwide, subject to the termination of rights within certain jurisdictions in accordance with Section 10 hereof.

2.0 - LICENSE GRANT

2.1           Unless sooner terminated, Westinghouse hereby grants Licensee and those of three of its subsidiaries (Westinghouse Solar Pty Ltd, Westinghouse Solar UK PLC and Westinghouse Solar USA) an exclusive license, without the right to grant sublicenses, to use the Marks during the Term solely on or in connection with the Products and solely in the Sales Territory. Westinghouse reserves to itself all other rights in and to the Marks.

2.2           Licensee shall use the Marks only in the form approved in writing by Westinghouse and with no departures in appearance or treatment. Licensee shall ensure that the Marks used under this Agreement comply in every respect with the Westinghouse Brand Guidelines. Licensee shall only use the Marks to identify Products and shall not use any other brand or trademark to identify the Products.

2.3           Licensee shall not use the Marks outside the Sales Territory and Manufacturing Territory or on any goods or merchandise of any kind other than as specifically set forth in this Agreement or as otherwise agreed to by Westinghouse in writing. Licensee may request, in writing, Westinghouse’s consent solely to manufacture outside the Manufacturing Territory, which consent may not be unreasonably denied. Any authorization by Westinghouse for Licensee to use the Marks in the Manufacturing Territory for the purpose of manufacturing Products bearing the Marks shall be non-exclusive.

2.4           Licensee shall not sell any Products outside the Sales Territory. Licensee shall not sell Products to any party where Licensee reasonably believes Products will be sold outside the Sales Territory.

2.5           Unless Westinghouse agrees otherwise in writing, all Products bearing the Marks that are distributed as premiums, promotions or giveaways shall be subject to royalties hereunder at the average invoice price for such Products sold by Licensee during the applicable calendar quarter in the region or territory where such distribution occurred. All royalties paid pursuant to this paragraph 2.5 shall be included during the applicable period in the calculation of advertising expenditures required pursuant to paragraph 3.12.

2.6           Nothing in this Agreement is to be construed as an assignment or grant to Licensee of any right, title or interest in the Marks or in any copyright, design, trade name, trademarks, trade dress or other property right beyond the limited license expressly granted hereby. Licensee agrees not to assert any rights in the Marks, contrary to the provisions of this Agreement.

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2.7.          Licensee may request in writing that Westinghouse register domain names or internet addresses to identify a particular website address, which may consist of top level domains (such as .com or .net) or country code top level domains (such as .uk) incorporating the Westinghouse Marks during the Term of the Agreement (the “Domain Names”). If Westinghouse consents to register a requested domain name or internet address (which consent it will not unreasonably deny), it will register the domain name or internet address in its own name within a reasonable period of time. Licensee agrees that all use by it of the Domain Names will be consistent with this Agreement and constitutes use by Westinghouse and shall inure to Westinghouse’s benefit, and that Licensee will claim no ownership interest in such domain name or internet address and no right to use such domain name or internet address except as set forth herein and in the Agreement.

2.7.1           Licensee shall use the Domain Names registered by Westinghouse and approved for Licensee’s use solely to promote its sales of the Products. Licensee will also cause to appear on the websites resulting from the Domain Names, such legends, markings and notices as Westinghouse may reasonably request in order to give appropriate notice of Westinghouse’s rights to the Marks or pertaining thereto. Nothing in this paragraph 2.7.1 shall be interpreted as limiting Licensee or its subsidiaries from disclosing its rights to use of the Domain Names or establishing links to the Domain Names on any websites domains, webpages, social networking sites or other digital media, subject to the limitations of paragraph 2.7.2 below.

2.7.2           Licensee shall not use the Domain Names to promote the sales of any other goods or services on Licensee’s websites or otherwise, and any such use shall constitute a material breach of the Agreement, and upon written request by Westinghouse, Licensee shall have ten (10) days to cure the breach of its use of the Domain Names to Westinghouse’s satisfaction. Should Licensee fail to cure during this period, in addition to the remedies available to Westinghouse for breach, Licensee shall take all necessary steps and cooperate with Westinghouse to delete the registrations for the Domain Names, if requested by Westinghouse.

2.7.3           Upon expiration and/or termination of the Agreement for any reason, Licensee shall take all necessary steps to promptly cease use of Domain Names. Westinghouse, in its sole discretion, may terminate Licensee’s right to use the Domain Names and cancel the Domain Names at any time.

3.0 – RESPONSIBILITY OF LICENSEE

3.1           Licensee shall, at Licensee's expense, submit to Westinghouse, for Westinghouse's written approval of the use of the Marks, the following: (a) two (2) specimens showing use of the Marks on each of the Products intended to be sold in commerce (the "Specimens"); (b) a certification signed by an authorized employee of Licensee setting forth the results of all independent consumer product safety and performance test reports, if any, procured by Licensee for each Product (“Test Reports”); (c) the template of all artwork which Licensee intends to use in connection with the Marks; and (d) all packaging, advertising and promotional literature which Licensee initially intends to use or is currently using in the marketing or merchandising of the Products. After Westinghouse has given its written approval of the use of the Marks, then the approved product, quality, packaging, advertising and promotional literature shall be the standard for the relevant design of Product thereafter produced (the "Approved Quality"). Westinghouse’s approval of the use of the Marks is not, and should not be construed as participation in, evaluation of, and/or approval of the design, manufacture, distribution, and/or performance or safety of the Product itself. Thereafter, consecutively at twelve (12) month intervals, Licensee shall, at Licensee's expense, submit to Westinghouse: (i) two (2) randomly selected production run samples (“Sample”) of each design of the Products and (ii) a certification signed by an authorized employee of Licensee setting forth the results of all Test Reports , if any, for testing performed during the prior twelve (12) month period for each design of Product.

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3.1.1         Licensee shall obtain Westinghouse’s prior written approval on any new packaging of the Product on which the Marks will be used. From time to time, Licensee may revise packaging for the Products solely to include or change statements or other information which may be required by (a) Underwriters’ Laboratories, Inc. (or for sales outside the United States, an equivalent recognized consumer product safety agency) and/or (b) laws or regulations of any jurisdiction where the Products are sold. Licensee shall provide Westinghouse with prior notice of any such revisions.

3.1.2           Products or any component thereof not meeting the Approved Quality, including but not limited to “seconds” and “irregulars,” are not to be sold or distributed under any circumstances without Westinghouse’s prior written consent; provided; however, such requirement shall not restrict Licensee’s right to re-sell Products which have been returned to Licensee following sale or distribution, and, to the extent necessary, refurbished as permitted by law.

3.2           Westinghouse and/or its designated agents shall have the right (but not the obligation) to inspect manufacturing facilities, warehouses, customer service and other facilities related to the Products at reasonable times on notice of fourteen (14) days or more to Licensee. Licensee agrees to cooperate with Westinghouse in carrying out such inspections, including, without limitation, providing access to the facilities of Licensee’s contractors and suppliers.

3.3           Licensee shall design, manufacture, advertise, promote (through dealers co-op funding or otherwise), sell, ship, install and service the Products and shall continuously and diligently procure and maintain facilities and trained personnel sufficient and adequate to accomplish the foregoing.

3.4           Licensee shall design, manufacture, source, advertise and promote the Products so that each fulfills the following criteria: (i) they are not designed, manufactured or marketed as lowest price point products; (ii) they are priced to customers as above the lowest price points for such products and are so called mid or upper price point level products; (iii) they have manufacturing, design, quality, and additional features that are similar to the products marketed by others that are commonly perceived in the solar systems business as mid or upper price point level products and, for example, are approximately equivalent in quality to and expected to be approximately as expensive in the consumer market as other U.S. branded products in the solar systems business that might compete with the Products. Licensee shall not create a retail exclusive arrangement respecting Products without the prior written consent of Westinghouse.

3.5           Licensee agrees to inform Westinghouse of the details of the use of the Marks, including graphics, position, size, color, script and the like, and Westinghouse reserves the right to inspect and to approve the use of the Marks.

3.6           Licensee shall refrain from and shall not authorize others to use or misuse the Marks so as to bring discredit to Westinghouse provided however that in no event shall the foregoing be construed to permit sublicensing of the Marks by Licensee.

3.7           All use of the Marks by Licensee inures to the benefit of Westinghouse. At the termination or expiration of this Agreement, Licensee shall be deemed to have assigned, transferred and conveyed to Westinghouse any rights, equities, good will, titles or other rights in and to the Marks which may have been obtained by Licensee or which may have vested in Licensee and Licensee shall execute any instrument requested by Westinghouse to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without other consideration than the mutual covenants and considerations of this Agreement.

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3.8           Licensee shall comply with any laws, rules and/or regulations with regard to the design, manufacture, advertising and promotion of the Products and the use of the Marks including, but not limited to, any county, state and/or federal law. All Products must be UL-approved or for sales outside the United States, approved by an equivalent recognized consumer product safety entity (such as CCC- China Compulsory Certification for sales of Product in the Peoples Republic of China) if such an entity exists in the country or territory where the Products will be sold or installed.

3.9           Licensee shall not apply for the registration of, or cause the filing of an application for the registration of, a trade name, trademark or service mark which is identical to or confusingly similar to the Marks or for a domain name that includes the Marks.

3.10         Licensee shall promptly notify Westinghouse in writing of any unauthorized use, infringement, or potential infringement of the Marks, including but not limited to, unauthorized use, infringement or potential infringement pertaining to the Domain Names or confusingly similar domain names, that come to its attention. Licensee will cooperate with Westinghouse, at Westinghouse’s request, in taking steps to terminate such infringement. Licensee shall not take any legal action to protect against any infringement of the Marks without Westinghouse’s permission. Westinghouse may, in its sole discretion, commence, prosecute or settle any claims or suits to protect its rights in and to the Marks, including the Domain Names, but shall not be required to bring or prosecute actions or suits. Licensee agrees to cooperate fully with Westinghouse in the prosecution or defense of legal actions related to infringement of the Marks. Any and all damages recovered in any action or proceeding commenced by Westinghouse shall belong solely and exclusively to Westinghouse.

3.11         Licensee acknowledges and agrees that any unauthorized use or misuse of the Marks by or for Licensee will result in irreparable harm to Westinghouse and that Westinghouse, in addition to any other rights or remedies specified in this Agreement, shall be entitled to any remedy, legal or equitable, including without limitation preliminary injunctive relief, to correct any harm which results from such violation.

3.12         Licensee shall maximize its use of the Marks consistent with reasonable marketing plans and shall meet with Westinghouse at least once per year to review and discuss such plans. On an annual basis, Licensee shall dedicate not less than one percent (1%) of its aggregate Product sales (based on NIPs for all such sales), to advertising the Products.  Copies of paid invoices or other definitive documentation showing proof of these expenditures shall be furnished to Westinghouse on a quarterly basis.  Any failure to spend this amount on advertising during each contractual year shall result in the unspent portion being submitted to Westinghouse within thirty (30) days after the end of such contractual year.  This advertising may include retailer cooperative advertising expense, website development, maintenance and operations wherein the Marks are utilized, customer interactive communications, media (including digital media) expense, public relations expenses product promotion expenses, display expenses, creative and advertising production expenses, outdoor advertising, bus and subway advertising, radio, print, television advertising expenses, sponsorship, product donations, gifts with purchase expenses and trade show space and booth expenses. All advertising shall be submitted to Westinghouse for its approval prior to use in accordance with Subsection 3.1 of this Agreement.

3.13         During the Term, Licensee shall not (i) enter into an agreement with a third party for products or (ii) design, manufacture, source the manufacture, advertise, sell or ship products, that would compete with those Products, except that this Subsection 3.13 shall not apply to the retailer-owned house brands.

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3.14         No less than ninety (90) days prior to Licensee’s intended use of any Marks in any country within the Sales and Manufacturing Territories, Licensee shall provide Westinghouse with written notice so that Westinghouse may obtain any necessary registrations of the Marks. If for any of the Products (i) the Marks cannot be registered in the country or jurisdiction included in the Sales and Manufacturing Territories; (ii) a registration is found or held, by a court or tribunal of competent jurisdiction in any country or jurisdiction included in the Sales and Manufacturing Territories to be invalid (and the finding or holding is affirmed in any and all appellate proceedings); and/or (iii) Licensee is enjoined or is otherwise prohibited from using one or more of the Marks in any country or jurisdiction included in the Sales and Manufacturing Territories, then the definition of Sales and Manufacturing Territories shall be amended to exclude such country or jurisdiction. Notwithstanding the foregoing, it is understood that Westinghouse has secured the requisite registrations for the following countries and no further notification or registration process is required therein for use of the Marks by Licensee: (i) United States of America; (ii) Canada; (iii) Australia and its territories; (iv) New Zealand and its territorial islands; (v) United Kingdom. The minimum annual royalty payments described in Subsection 4.2 below shall thereafter be adjusted equitably to account for the excluded country or jurisdiction.

3.15         Licensee shall establish a customer service operation to handle consumer inquiries, complaints and claims. At a minimum, such operation shall include: (i) a toll-free telephone number for each Sales Territory that is staffed to receive and respond to calls during normal business hours in such Sales Territories; (ii) a internet website that permits consumers to email inquiries, complaints and claims and is adequately staffed to respond to such emails within two business days of receipt; and (iii) a management level representative who is available to respond to escalated consumer inquiries, complaints and claims within one business day of such escalation. Licensee shall monitor the consumer service operations to assure that consumer inquiries, complaints and claims are resolved promptly in a courteous and professional manner.

3.16      Licensee shall maintain a written log of all customer complaints (the “Log”). The Log shall be in a form acceptable to Westinghouse and at minimum list the date and time of each such complaint, identify the customer making the complaint (to the extent allowed by law), and describe the nature of the complaint and when and what actions were taken by Licensee. The Log shall be certified as accurate and correct by a senior officer of Licensee and provided to Westinghouse on a quarterly basis along with the royalty report specified in Subsection 4.7. Licensee shall also provide a copy of the Log to Westinghouse for inspection upon request with seven (7) business days. All entries in the Log shall be maintained by Licensee for a period of at least two (2) years.

3.17         If Licensee’s customer service requirements as reflected in Subsection 3.15 are not in keeping with the high standards of quality, performance and service associated with Westinghouse, Westinghouse shall notify Licensee in writing. Such writing shall constitute notice that Licensee is in breach of the Agreement and that the Agreement may be terminated if Licensee does not cure such breach within thirty (30) days.

4.0 - COMPENSATION

4.1           Licensee agrees to pay Westinghouse a royalty fee (sometimes referred to as “License Fee”) at the rates listed in Appendix E calculated on the NIP of all Products sold in the applicable Sales Territory. If a NIP is not available for such Products, a commercially equivalent amount shall apply.

4.2           Licensee agrees to pay Westinghouse minimum annual royalty payments (License Fees) in accordance with the terms of Subsection 4.7 and Appendix E, attached hereto. Minimum annual royalty payments are non-refundable. All minimum annual royalty payments shall be payable in equal quarterly installments, subject to adjustment pursuant to Subsection 4.4 hereof.

4.3           In order to adjust for inflation, the minimum annual payments specified in Subsection 4.2 for calendar year 2020 and thereafter shall be multiplied by the Adjustment Factor defined in Subsection 4.4.

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4.4         The Adjustment Factor shall be equal to the Current CPI divided by the Base CPI where:

4.4.1           CPI shall be the consumer price index - all urban consumers - all items (CUUR0000SAO) as published monthly by the United States Department of Labor, Bureau of Labor Statistics.

4.4.2           Base CPI shall be the average CPI for the months of October, November and December 2019.

4.4.3           Current CPI shall be the CPI first published for the month in which the payment is due.

4.4.4           Should the United States Department of Labor discontinue publishing the CPI, then a similar index shall be substituted by agreement of the parties.

4.5              All amounts paid by Licensee to Westinghouse pursuant to Subsection 4.1 shall be credited against the applicable minimum annual payment specified in Subsection 4.2 for the calendar year in which it accrued. The balance of the royalty due, if any, shall be paid to Westinghouse by January 31 immediately following the particular calendar year pursuant to Subsection 4.7.

4.6           Licensee shall keep full, true and accurate books of account and support data containing all particulars which may be necessary for the purpose of determining the amount payable to Westinghouse under this Agreement. Support data includes, but is not limited to, Production Plans, Final Products QC Inspection Reports, Delivery Notes, Shipping and Commercial Invoices. For three (3) years following the end of the calendar year to which they pertain, said books and the supporting data shall be open at all reasonable times to an inspection by Westinghouse for the purposes of verifying Licensee’s payments and Licensee’s compliance in other respects with this Agreement. If such inspection and resulting report indicate an underpayment by Licensee, the (i) Licensee shall immediately pay such amount to Westinghouse with interest at prime rate as established by J.P. Morgan Chase or any successor, at the time of the inspection and (ii) Licensee shall reimburse Westinghouse for all costs of the inspection.

4.7           By January 31, April 30, July 31 and October 31 of each calendar year, Licensee shall deliver to Westinghouse a true and accurate report certified by an officer of Licensee, giving such particulars of the business conducted by Licensee hereunder, during the preceding calendar quarter under this Agreement as are pertinent to an accounting under this Agreement. These shall include at least the following: (1) unit volume, dollar amount and type of Products sold by country; (2) retailers or product distributors to whom Products were sold including country, unit volume and dollar amount; (3) minimum annual payments due; and (4) total payments due based on the applicable royalty rates for each line of business set forth in Appendix E attached hereto. Concurrently with the delivery of each such report, Licensee shall pay to Westinghouse the amounts due for the period covered by such report. It is understood that the report due by October 31, 2013 will cover only one month of applicable revenue from the Effective Date hereof through September 30, 2013. If no payments beyond the quarterly minimum royalty are due, it shall be so reported. In addition, within thirty (30) days of execution of this Agreement, Licensee shall report and pay over to Westinghouse all amounts due under this Agreement from the Effective Date including without limitation all initial payments, minimum annual payments, royalties or other compensation.

4.8           Sales of Products in currencies other than United States dollars shall be converted to United States dollars at the conversion rate stated in the Wall Street Journal for the day prior to the date payment is made to Westinghouse.

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4.9           All payments made hereunder by Licensee shall be made payable to “Westinghouse Electric Corporation” in immediately available United States funds and delivered to:

Westinghouse Electric Corporation

c/o CBS Corporation

Attn:  Ken Silver – Room 1701

51 West 52nd Street

New York, NY 10019-6188

With a copy to:

Westinghouse Electric Corporation

c/o CBS Corporation

Jesse H. Sweet, Assistant General Counsel

20 Stanwix Street – 10th Floor

Pittsburgh, PA 15222

Westinghouse Electric Corporation

c/o CBS Corporation

Attention: James Davis, Vice President

20 Stanwix Street – 10th Floor

Pittsburgh, PA 15222

Westinghouse Electric Corporation

c/o CBS Corporation

Attention: Eric Sobczak, Vice President

20 Stanwix Street - 10th Floor

Pittsburgh, PA 15222

Westinghouse Electric Corporation

c/o CBS Corporation

Attn:  Christine Benz, Sr. Financial Analyst

20 Stanwix Street - 10th Floor

Pittsburgh, PA 15222

and a copy to:

Allan Feldman, President

Leveraged Marketing Corporation of America

156 West 56th Street

New York, NY 10019

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5.0 - OWNERSHIP OF THE LICENSED Marks

5.1           Licensee acknowledges that the Marks, worldwide, are the property of Westinghouse and that Westinghouse has substantial and valuable goodwill in the Marks. Licensee shall take all reasonable measures to maintain and protect Westinghouse’s proprietary rights including placing any reasonable notice of such ownership that Westinghouse shall reasonably require. Licensee shall cooperate fully and in good faith with Westinghouse for the purpose of securing and preserving Westinghouse’s rights in and to the Marks. Licensee shall execute any documents reasonably required by Westinghouse to protect the Marks. Licensee shall not take any action, or by its knowing inaction allow any event to occur, which would injure or impair Westinghouse’s proprietary rights in and to the Marks. Licensee shall not contest the validity of the Marks or any rights of Westinghouse therein, nor shall Licensee willingly become an adverse party in litigation in which others shall contest the Marks or Westinghouse's said rights. In addition thereto, Licensee shall not in any way seek to avoid its obligations hereunder because of the assertion or allegation by any persons, entities or government agencies, bureaus, or instrumentalities that the Marks, or any of them, are invalid or ineffective or by reason of any contest concerning the rights of Westinghouse therein.

5.2           Licensee shall indicate on all Product packaging and related advertising materials that the Products are manufactured and distributed by or for Licensee.

5.3           Licensee shall comply with the Brand Guidelines and/or instructions as Westinghouse may issue from time to time with respect to the form and/or use of the Marks.

6.0 - REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1           Licensee represents, warrants and covenants to Westinghouse as follows:

6.1.1           Licensee will not use the Marks and has not and will not grant any right or license to use the Marks other than as authorized expressly under this Agreement.

6.1.2           Licensee is a corporation duly organized, validly existing and in good standing under the laws of New South Wales, Australia. Licensee has all power and authority under its Constitution to execute and deliver this Agreement and to perform its obligations hereunder.

6.1.3           The execution, delivery and performance by Licensee of this Agreement and the consummation of the transaction contemplated hereby has been duly and validly authorized by Licensee’s Board of Directors, and no other act or proceeding on the part of Licensee is necessary to authorize the execution, delivery, and performance of this Agreement and the consummation of the transaction contemplated hereby.

6.1.4           Licensee’s execution, delivery or performance of this Agreement would not breach any provision of its Constitution, any applicable law, rule, or regulation of any governmental authority, or any agreement, instrument, license or permit, or violate any order, writ, injunction or decree to which Licensee is subject.

6.1.5           Licensee’s execution and delivery of this Agreement and performance of its obligations hereunder, including the obligation of payments hereunder, do not and will not conflict with, violate, or result in any default under any agreement, instrument or other contract to which Licensee is a party or by which it is bound.

6.1.6           There are no claims, actions, suits, or other proceedings pending, or to the knowledge of Licensee, threatened, which, if adversely determined, would adversely affect the ability of Licensee to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

6.1.7           Licensee is now in compliance with and shall continue to comply with all applicable laws and regulations relating to the manufacture, sale and distribution of the Products.

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6.1.8           Without cost to Westinghouse, Licensee shall maintain insurance that protects Westinghouse, its officers, directors, employees, agents, and its parent, affiliates and their officers, employees and agents against any and all liability regardless of the basis (including punitive or exemplary damages) or jurisdiction (including jurisdictions outside of the United States) in connection with (a) Licensee’s use of the Marks, (b) any alleged defect(s) in the Products, and (c) the use, manufacture, distribution, marketing, sale, service, or disposal of the Products including without limitation any alleged negligent or other tortious conduct on the part of Westinghouse or any alleged contractual liability of Westinghouse. The kinds and amounts of insurance shall be as Licensee and Westinghouse from time to time agree, and at a minimum shall include the following:

6.1.8.1           Licensee shall maintain in effect for at least the life of all the Products manufactured, distributed or serviced by or for Licensee, liability insurance, written on an occurrence basis, with limits of at least Twenty Million U.S. Dollars ($20,000,000) per occurrence, or in years 2023 and later, such higher amount as may be reasonable considering legal or economic changes as well as deteriorating loss experience. The insurance will cover at least the liabilities typically insured by commercial general liability policies (including products/completed operations, advertising liability and products pollution) and patent infringement liability policies issued in the year this Agreement is signed. Westinghouse shall be an additional insured on such policies, which shall contain severability of interest or cross liability clauses. Any retention amount shall be identified by Licensee and discussed with Westinghouse and shall be subject to Westinghouse’s prior approval.

6.1.8.2           All such insurance shall be provided by insurance companies, on policy forms, and with deductibles and retentions acceptable to Westinghouse, such acceptance not to be unreasonably withheld. Any such deductible or retention shall be the responsibility of Licensee.

6.1.8.3           All such insurance shall be primary with no rights of contribution, equitable or otherwise, with any other insurance afforded Westinghouse.

6.1.8.4           Licensee shall furnish Westinghouse with certificates of insurance in English within thirty (30) days after execution of this Agreement, and annually thereafter. Such certificates will stipulate that coverage will not be canceled, reduced, or modified without thirty (30) days prior written notice to Westinghouse. In the event that Licensee fails to maintain insurance and/or one or more of the insurance policies are cancelled, and Licensee receives notification of the same, (including but not limited to, notice from one or more of its insurers) Licensee shall immediately so notify both Westinghouse and the Guarantor. Any cancellation, reduction or modification, without the prior written consent of Westinghouse, which results in there not being in force insurance coverage which satisfies all the requirements of Subsection 6.1.8, including all its subsections, shall be deemed a material breach of this Agreement.

6.1.8.5           Upon Westinghouse’s’ written request to Licensee, Licensee will promptly provide copies of the insurance policies to Westinghouse. In addition, Licensee will provide loss runs for each insurance policy on a quarterly basis.

6.1.8.6           In addition to meeting all other requirements of Subsection 6.1.8, including its subparts, Licensee shall maintain locally admitted insurance coverage as required in any jurisdiction in which the Products are sold, distributed or otherwise made available for use.

6.1.8.7           The requirements of this clause will survive this Agreement, and will remain in effect for at least the life of all the Products manufactured, sourced, distributed, or serviced by or for Licensee.

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6.2           Westinghouse represents, warrants and covenants to Licensee as follows:

6.2.1           Westinghouse is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Westinghouse has all corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

6.2.2           The execution, delivery and performance by Westinghouse of this Agreement and the consummation of the transaction contemplated hereby has been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding on the part of Westinghouse is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

6.2.3           Westinghouse is not subject to nor obligated under its certificate of incorporation or bylaws, any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement.

6.2.4           Westinghouse is the owner of the Marks and, to Westinghouse’s knowledge, the use of the Marks as expressly permitted by this Agreement will not infringe any intellectual property or any other rights of any third party.

7.0 - INDEMNIFICATION

7.1           Licensee and its successors and assigns will at all times indemnify and hold Westinghouse, its affiliates, subsidiaries, successors, and assigns and the officers, directors, agents and employees of each, harmless from and against any and all claims, suits, demands, obligations and liabilities of any nature whatsoever, and all damages, losses, fines, penalties, costs and expenses, including reasonable counsel fees and costs of investigations, in any manner arising out of, relating to or based on (a) any breach or alleged breach by Licensee of any representation, warranty or undertaking made herein; or (b) except as expressly provided in Subsection 7.2 below, Licensee’s use of the Marks, including without limitation (i) any defect (latent or patent) or alleged defect (latent or patent) in Products, including without limitation, any injuries to persons or property arising therefrom; (ii) the design, manufacture, distribution, promotion or sale of any Product; or (iii) infringement or alleged infringement of any third party intellectual property rights, including but not limited to patents, copyrights, or trademarks and/or misappropriation of any trade secrets (7.1(b)(i), (ii), and (iii) each being a “Westinghouse Indemnified Claim”). Westinghouse shall give prompt written notice of any Westinghouse Indemnified Claim, provided that the failure of Westinghouse to give such notice shall not relieve Licensee of any of its obligations under this Subsection 7.1 except to the extent that Licensee is actually prejudiced by such failure. If Licensee gives timely notice to Westinghouse that it desires to control the defense of any such Westinghouse Indemnified Claim, it may do so; provided, however, that in the event that Westinghouse reasonably determines that a conflict exists between Licensee and itself, or in Westinghouse’s reasonable judgment it concludes that Licensee has failed or may fail either adequately to represent Westinghouse’s interests and/or adequately to defend Westinghouse, then Westinghouse may, at Licensee’s expense, retain its own counsel to represent its interests. Westinghouse shall provide cooperation and assistance to Licensee relative to any Westinghouse Indemnified Claim. For any Westinghouse Indemnified Claim in which Licensee is controlling the defense pursuant to this Subsection 7.1, Licensee shall be responsible for and pay any settlement. Any such settlement shall fully release Westinghouse and shall be made with Westinghouse’s prior written consent, which consent shall not be unreasonably withheld. For any Westinghouse Indemnified Claim in which Licensee is not controlling the defense pursuant to this Subsection 7.1, Licensee shall be responsible and pay for any settlement made in good faith by Westinghouse.

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7.2           Westinghouse and its successors and assigns will at all times indemnify and hold Licensee, its officers, directors and employees harmless from and against any and all third party claims, demands and liabilities of any nature whatsoever, and all damages, costs and expenses, including reasonable counsel fees and costs of investigations, arising out of, relating to or based on any breach or alleged breach by Westinghouse of any of those warranties set forth in Subsection 6.2 hereof (each a “Licensee Indemnified Claim”). Licensee shall give prompt written notice of any Licensee Indemnified Claim, provided that the failure of Licensee to give such notice shall not relieve Westinghouse of any of its obligations under this Subsection 7.2 except to the extent that Westinghouse is actually prejudiced by such failure. If Westinghouse gives timely notice to Licensee that it desires to control the defense of any such Licensee Indemnified Claim, it may do so. Licensee shall provide cooperation and assistance to Westinghouse relative to any Licensee Indemnified Claim. For any Licensee Indemnified Claim in which Westinghouse is controlling the defense pursuant to this Subsection 7.2, Westinghouse shall be responsible for and pay any settlement made with Westinghouse’s prior written consent, which consent shall not be unreasonably withheld. Any such settlement shall fully release the Licensee and Westinghouse. For any Licensee Indemnified Claim in which Westinghouse is not controlling the defense pursuant to this Subsection 7.2, Westinghouse shall be responsible for and pay any settlement made in good faith by Licensee and with Westinghouse’s prior written consent, which consent shall not be unreasonably withheld.

7.3           The provisions of Subsection 7.1 and Subsection 7.2 shall survive termination, cancellation or expiration of this Agreement for any reason whatsoever.

8.0 - DISCLAIMERS

8.1           Nothing contained in this Agreement shall be construed as:

8.1.1           (Except as provided in Subsection 6.1) A WARRANTY WHETHER STATUTORY, EXPRESSED OR IMPLIED, A WARRANTY OF MERCHANTABILITY, A WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR A WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE;

8.1.2           an agreement to bring or prosecute actions or suits against third parties or conferring any right to bring or prosecute actions or suits against third parties;

8.1.3           conferring any right to use in advertising, publicity, or otherwise, any trademarks, service marks, trade name or name of Westinghouse, or any contraction, abbreviation or simulation thereof, except as specifically permitted in this Agreement; and

8.1.4           This Agreement is not intended and shall not be construed to confer upon any person and/or entity (other than Westinghouse and Licensee) any rights or remedies hereunder. This Agreement is made solely and specifically among and for the benefit of the parties hereto and no other person and/or entity shall have any rights, interest, or claim hereunder or be entitled to any benefits under or on account of this Agreement, whether as a third party beneficiary or otherwise.

9.0 - TERM, TERMINATION AND EXPIRATION

9.1           The Base Term of this Agreement shall be for ten (10) years commencing September 1, 2013 and ending on December 31, 2023 at midnight U.S. Eastern Standard Time, unless sooner terminated.

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9.2        This Agreement shall automatically renew for two, ten (10) -year increments (each an “Extension Term”). In the event Licensee chooses not to extend the term of the Agreement, Licensee shall so notify Westinghouse in writing no later than 120 days prior to the end of the Base Term or then-current Extension Term, as applicable and in such case, this Agreement shall terminate effective the last day of such Base Term or Extension Term.

9.3         In addition to any other remedies that it may have, Westinghouse may elect to terminate this Agreement upon thirty (30) days’ prior written notice to Licensee if:

9.3.1           in any calendar year after January 1, 2020, the aggregate NIP of Products by Licensee in the prior calendar year does not exceed the minimum annual sales (“Minimum Sales”) as set forth in Appendix E;

9.3.2           in Westinghouse’s judgment Licensee does not meet established quality standards for the Products;

9.3.3           in Westinghouse’s judgment Licensee’s use of the Marks may bring discredit to Westinghouse;

9.3.4           Licensee fails to substantially use the Marks for a period of twelve (12) months;

9.3.5           Licensee fails to make timely payments due Westinghouse under this Agreement;

9.3.6           any proceeding is instituted by or for Licensee for bankruptcy, reorganization or other relief for debtors. Upon such termination for any reason under this Subsection 9.3.6, Licensee, its receiver, representatives, trustees, agents, administrators, successors and assigns shall have no further rights hereunder, and neither this Agreement nor any right or interest herein shall be deemed an asset in any insolvency, receivership, and/or bankruptcy;

9.3.7           any proceeding is instituted by or for Licensee to dissolve its corporate structure or for winding-up;

9.3.8           Licensee directly or indirectly, merges or otherwise comes under the shared or sole control or direction of any other party reasonably unacceptable to Westinghouse; or

9.3.9           two (2) or more inspections of the books of account and supporting records performed by or for Westinghouse pursuant to Subsection 4.6 indicate an underpayment by Licensee.

9.4           In the event of an alleged material breach by either party of any of the terms of this Agreement, the party suffering such breach shall give notice to the other, in writing, thereof, specifying the type and circumstances pertaining to such breach in form sufficient to enable opportunity for correction thereof by the party allegedly in breach. If such breach shall not have been remedied during a thirty (30) day period immediately following the receipt of such notice, in addition to any other remedies that it may have, the party giving said notice shall have the right to terminate this Agreement without further notice. In the event that the breach is remedied within such thirty (30) day period, this Agreement shall continue in full force and effect the same as if no notice had been given. Notwithstanding the foregoing, in the event that a breach is incapable of cure within thirty (30) days, but is capable of cure within a reasonably short period of time in excess of thirty (30) days, the parties may negotiate in good faith to extend the cure period, provided that the non-breaching party shall not be obligated to agree to any such extension. Waiver by any party of its right to terminate because of any one breach shall not constitute a waiver of any subsequent breach of the same or of a different nature. No termination of this Agreement by expiration or otherwise shall relieve or release any party from any of its obligations hereunder with respect to royalties due or acts committed under this Agreement.

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9.5           Upon any expiration or termination of this Agreement:

9.5.1           all rights granted to Licensee hereunder terminate at such expiration or termination;

9.5.2           Licensee shall immediately discontinue any and all use of the Marks, and shall within five (5) days of expiration or termination: (1) provide written documentation, satisfactory to Westinghouse, that Licensee will respond to and cover as appropriate all warranty claims related to all Product, including but not limited to such claims related to stock sold within six (6) months of the expiration or termination of this Agreement; and, (2) provide written documentation satisfactory to Westinghouse that Licensee possesses assets and/or is providing security, in a form satisfactory to Westinghouse and in an amount sufficient, in Westinghouse’s view, to cover all warranty claims related to all Product, including but not limited to stock sold within six (6) months of the expiration or termination of this Agreement.

9.5.3           To the extent that Licensee possesses remaining stock, upon satisfaction of the requirements of Subsection 9.5.2, Licensee shall be permitted to sell remaining stock within six (6) months. Westinghouse shall be entitled to receive royalties on the sale of such stock in accordance with the Subsections 4.1 and 4.7. After the expiration of the aforesaid six (6) month period, Licensee shall destroy all Product and packaging and promotional material remaining in Licensee's possession which are identified in any manner by or with the Marks. Notwithstanding the above, Westinghouse shall have the right to purchase such excess stock of Products, in whole or in part, prior to any sale or offer of sale by Licensee to any third party, for an amount equal to the wholesale cost of such stock. It is specifically understood and agreed that the Licensee’s right to dispose of stock shall be conditioned upon the absence of harm to the Marks and/or the reputation of Westinghouse, as determined by Westinghouse in its sole discretion;

9.5.4           the expiry or withdrawal of Licensee’s right to use the Marks shall not entitle Licensee to compensation or damages of any description other than as provided in Subsection 9.4;

9.5.5           all accrued payments to Westinghouse shall be paid to Westinghouse within thirty (30) days of such expiration or termination;

9.5.6           all monies previously paid to Westinghouse pursuant to this Agreement will be retained by Westinghouse; and

9.5.7           the provisions of Articles 7.0 and 9.0 shall survive.

10.0 – MINIMUM SALES

10.1         As set forth in Appendix F, Westinghouse, upon written notice to Licensee, may elect to amend the definition of Territory to delete therefrom any of the listed jurisdictions should the NIP of Products sold not exceed the respective minimums indicated in Appendix F for the fiscal year, as adjusted by the Adjustment Factor (defined in Subsection 4.4).

From and after such deletion from the definition of Territory, Licensee’s license under this Agreement for those jurisdictions shall be terminated.

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11.0 - EFFECTIVE DATE

11.1         Upon execution by both parties, the Effective Date of this Agreement shall be September 1, 2013.

12.0 - CHOICE OF LAW/JURISDICTION

12.1         This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, USA. The parties agree that the UN Convention for Contracts for the International Sale of Goods shall not apply to this Agreement.

12.2         The parties hereby agree that any action arising out of this Agreement shall be brought exclusively in the state or federal courts located in the City of New York, irrevocably submit to the exclusive jurisdiction of any such court and waive any objection that such party may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agree not to plead or claim the same.

.

13.0 - NOTICE

13.1         Any notice, request or statement hereunder shall be deemed to be sufficiently given or rendered when sent by certified U.S. mail, nationally recognized overnight mail service, facsimile (with confirmation and a copy sent by U.S. mail) or hand delivery if given or rendered to Licensee addressed to:

CBD Energy Limited

53 Cross Street Double Bay, Suite 2 — Level 2

Sydney NSW Australia 2028

Attention: Managing Director

Fax: +61 2 9363 9955

E-mail: gerrymcgowan@cbdenergy.com.au

Or, if given or rendered to Westinghouse addressed to:

Westinghouse Electric Corporation

c/o CBS Corporation

Attn:  Louis J. Briskman, President

51 West 52nd Street, 35th Floor

New York, NY 10019-6188

LJBriskman@cbs.com - Fax No.: (212) 975-4215

with a copy to:

Westinghouse Electric Corporation

c/o CBS Corporation

Attn:  Jesse H. Sweet

Assistant General Counsel

20 Stanwix Street 10th Floor

Pittsburgh, PA 15222

jesse.sweet@cbs.com - Fax No.: (412) 642-3014

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Westinghouse Electric Corporation

c/o CBS Corporation

Attn:  James Davis, Vice President

20 Stanwix Street 10th Floor

Pittsburgh, PA 15222

Jim.Davis@cbs.com - Fax No.: (412) 642-3008

Westinghouse Electric Corporation

c/o CBS Corporation

Attn:  Eric Sobczak, Vice President

20 Stanwix Street 10th Floor

Pittsburgh, PA 15222

Eric.Sobczak@cbs.com - Fax No.: (412) 642-3008

and a copy to:

Allan Feldman, President

Leveraged Marketing Corporation of America

156 West 56th Street

New York, NY 10019

AllanF@lmca.net - Fax No.: (212) 581-1461

or, in any case, to such changed address or person as Westinghouse or Licensee shall have specified by written notice pursuant hereto.

14.0 – ASSIGNMENT/SUBCONTRACTING

14.1         This Agreement and all the rights and duties hereunder are personal to Licensee. Licensee shall not (and shall have no right to) assign, lease, sublicense, pledge, grant a security interest in or otherwise encumber, or otherwise transfer this Agreement or any of its rights (including the economic benefits of the license granted hereby or any portion of the rights included therein) or obligations hereunder, whether voluntarily, involuntarily, by operation of law or otherwise, without the prior written consent of Westinghouse. Westinghouse may assign this Agreement in whole or in part.

14.2         Licensee shall not enter into contracts for the manufacture of Products without the express written consent of Westinghouse. Licensee is responsible for the performance (including any acts or omissions) of any of its contractors and suppliers and for any debts, obligations or liabilities incurred by any such contractor and suppliers. Licensee shall manage and monitor the performance of its contractors and suppliers. Licensee shall discontinue using any contractor or supplier who fails to comply with the Approved Quality.

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15.0 - CONFIDENTIALITY

15.1         For purposes of this Agreement, “Confidential Information” means all information disclosed by either party to the other party, including the terms and conditions of this Agreement or any other agreement between the parties, trade secrets of the parties, any nonpublic information relating to a party’s product plans, designs, ideas, concepts, costs, prices, finances, marketing plans, business opportunities, personnel, research, development or know-how and any other nonpublic technical or business information of a party, or other information designated in writing as Confidential Information by the disclosing party. Confidential Information does not include information that: (i) is now or subsequently becomes generally available to the public through no fault or breach on the part of the receiving party; (ii) the receiving party can demonstrate to have had lawfully in its possession without an obligation of confidentiality prior to disclosure hereunder; (iii) is independently developed by the receiving party without the use of any Confidential Information of the disclosing party as evidenced by written documentation; or (iv) the receiving party lawfully obtains from a third party who has the right to transfer or disclose it and who provides it without any obligation to maintain the confidentiality of such information.

15.2         Each party agrees that it will (a) not disclose, without the other party’s prior written consent, the other party’s Confidential Information to any third party (other than a party’s legal and financial advisors; (b) use the other party’s Confidential Information only to the extent necessary to perform its obligations or exercise its rights under this Agreement; (c) disclose the other party’s Confidential Information only to those of its employees, and legal and financial advisors who need to know such information for purposes of this Agreement and who are bound by confidentiality obligations no less restrictive than this Article 15; and (d) protect all Confidential Information of the other party from unauthorized use, access, or disclosure in the same manner as it protects its own confidential information of a similar nature, and in no event with less than reasonable care.

15.3         If the receiving party receives notice that it may be required or ordered to disclose any Confidential Information in connection with legal proceedings or pursuant to a subpoena, order or a requirement or an official request issued by a court of competent jurisdiction or by a judicial, administrative, legislative, regulatory or self regulating authority or body, it shall cooperate with the other to seek confidential treatment of such Confidential Information and shall uses its best efforts to give the disclosing party sufficient prior written notice in order to contest such requirement or order. Nothing herein shall be construed to impose any obligation to disclose any Confidential Information. If this Agreement or any of its terms or any other Confidential Information must be disclosed in connection with legal proceedings or pursuant to a subpoena, order or a requirement or an official request issued by a court of competent jurisdiction or by a judicial, administrative, legislative, regulatory or self regulating authority or body, the disclosing party shall (i) first give written notice of the intended disclosure to the other party, within a reasonable time prior to the time when disclosure is to be made, (ii) consult with the other party on the advisability of taking steps to resist or narrow such request, and (iii) if disclosure is required or deemed advisable, cooperate with the other party in any attempt that it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the Confidential Information or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body.

15.4         Each party will, except to the extent inconsistent with (i) its use in connection with legal proceedings, or (ii) applicable law, regulations, rules or official requests, at the disclosing party’s election, destroy or return to the other party any tangible copies of the other party’s Confidential Information, and permanently delete all electronic copies of the other party’s Confidential Information, in such party’s possession or control at the request of the other party and upon termination of this Agreement, and will certify in writing to the other party that it has done so.

16.0 - REPORTING OF ADVERSE EVENTS

16.1         Licensee shall report to Westinghouse, within forty-eight (48) hours from receipt of the information, any materially adverse event, including any litigation, that is reported to occur as a result of use of any of the Products. Such events must be reported in as much detail as possible, whether or not there is proof of a causal connection between the events and use of the Products. A materially adverse event shall include any experience relating to the Products which is reasonably regarded to be seriously detrimental to person or property in any manner, or any claim that if successful would have a materially adverse effect on this Agreement.

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17.0 – FINANCIAL STANDARDS

17.1         Licensee shall provide its financial statements to Westinghouse annually or as requested by Westinghouse. Such financial statements shall be prepared in accordance with U.S. GAAP. Licensee must promptly notify Westinghouse of a termination of any significant line of credit or guarantee of indebtedness by Licensee. Should Licensee’s net worth fall below $5.8 million in the aggregate, Westinghouse may terminate this Agreement. Likewise, Westinghouse may terminate this Agreement immediately if any of the following occur commencing with Licensee’s 2014 fiscal year: (1) Licensee is in default under the provisions of any line of credit or debt agreement with financing institutions; (2) A sale or transfer of a material fraction of Licensee’s assets which, in Westinghouse’s opinion, may affect the ability of Licensee to operate its business pursuant to this Agreement; or (3) Licensee incurs net operating losses in the aggregate for two or more consecutive years.

18.0 - CODE OF CONDUCT

18.1         Licensee agrees, on its own behalf and on behalf of any third-party manufacturer it uses, wherever located, that no child labor will be used in the performance of this Agreement whatsoever. For this purpose, a "child" shall refer to any person younger than 16 or, if higher, the local legal minimum age for employment or the age for completing compulsory education. Manufacturers employing young persons who do not fall within the definition of "children" will also comply with any laws and regulations applicable to such persons. Additionally, all employees will be provided with a safe and healthy workplace environment, and all employees will work on a voluntary basis, and shall not be subject to physical or mental punishment of any kind.

18.2         Licensee and all manufacturers shall respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference. Further, Licensee and all manufacturers shall comply with all local laws, including but not limited to, applicable wage laws and fair employment practices including the practice of non-discrimination on the basis of race, religion, national origin, political affiliation, sexual preference, or gender. Licensee and all manufacturers will, at a minimum, comply with all applicable wage and hour laws and regulations, including those relating to minimum wages, overtime, maximum hours, piece rates and other elements of compensation, and provide legally mandated benefits. Licensee and its manufacturers will further comply with all applicable environmental laws and regulations. Licensee and its manufacturers shall submit to reasonable on-site inspections conducted by Westinghouse or its designated representative, to ensure compliance with these provisions.

19.0 – RELATIONSHIP OF PARTIES

19.1         The relationship hereby established between Licensee and Westinghouse is solely that of independent contractors. This Agreement shall not create an agency, partnership, joint venture or employer/employee relationship, and nothing hereunder shall be deemed to authorize either party to act for, represent or bind the other except as expressly provided in this Agreement.

20.0 – AGENTS, FINDERS AND BROKERS

20.1         Each of the parties to this Agreement shall be responsible for the payment of any and all agent, brokerage and/or finder commissions, fees and related expenses incurred by it in connection with this Agreement or the transactions contemplated hereby and agrees to indemnify the other and hold it harmless from any and all liability (including, without limitation, reasonable attorney’s fees and disbursements paid or incurred in connection with any such liability) for any agent, brokerage and/or finder commissions, fees and related expenses claimed by its agent, broker or finder, if any, in connection with this Agreement or the transactions contemplated hereby.

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21.0 – PUBLIC ANNOUNCEMENTS

21.1         Other than as required by applicable regulations governing disclosures by public companies, no party to this Agreement, nor any affiliate, representative, advertising agency or agent of any party shall issue any press release or make any public statement (oral or written) regarding the transactions contemplated by this Agreement without the other party’s express written consent. If public disclosure related to this Agreement is required to be made by either party such party will provide the other party with a copy of its disclosure in advance of release of such disclosure, provided however, that failure to do so or to amend the disclosure to reflect comments of the receiving party shall not be deemed a breach hereof. If a party breaches this obligation the other party has the unilateral right and option to terminate this Agreement, in addition to any remedies it otherwise might have.

22.0 – GENERAL

22.1         A waiver by either party of any terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

22.2         This instrument sets forth the entire and only agreement between the parties hereto as to the subject matter hereof; reflects and merges all pertinent prior discussions and correspondence pertaining thereto, and supersedes and cancels all pre-existing agreements pertaining thereto between them. Any representation, promise, definition, warranty or condition pertaining thereto and not incorporated herein, shall not be binding upon either party.

22.3         This instrument shall not become effective unless and until dated and signed below on behalf of each of the parties by their duly authorized officers or representatives.

22.4         This instrument and its appendices may not be modified, enlarged, or changed in any way hereafter except by an instrument signed by each of the parties hereto.

22.5         The titles used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement or any paragraph thereof.

22.6         The parties hereto agree to execute such other writings, documents and instruments as may be necessary or desirable to effectuate the purposes of this Agreement.

22.7         This Agreement shall be interpreted as if the parties hereto jointly prepared it.

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—SIGNATURE PAGE FOLLOWS BELOW—

IN WITNESS WHEREOF and intending to be legally bound, the parties hereto have caused these presents to be signed by their proper officers thereunto duly authorized.

CBD ENERGY LIMITED

BY:	/s/ CBD Energy Limited
Name Gerard McGowan
Title Managing Director & Chairman

DATE: ________________________

WESTINGHOUSE ELECTRIC CORPORATION

BY:	/s/ Westinghouse Electric Corporation
Name James F. Davis
Title Vice President

DATE: ___________________________

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